EXHIBIT 5.1
May 8, 2006
RSA Security Inc.
174 Middlesex Turnpike
Bedford, Massachusetts 01730
Re:               Registration Statement on Form S-3
Ladies and Gentlemen:
I am Assistant General Counsel of RSA Security Inc., a Delaware corporation (the “Company”), and am furnishing this opinion in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,998,261 shares of Common Stock, $.01 par value per share (the “Shares”), of the Company. All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”). All of the Shares were previously issued by the Company to the former stockholders of PassMark Security, Inc. (“PassMark”) in connection with the Company’s acquisition of PassMark on April 24, 2006.
I have examined signed copies of the Registration Statement filed with the Commission. I have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company, stock record books of the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as I have deemed necessary for purposes of rendering the opinions hereinafter set forth.
In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
I assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

May 8, 2006

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Kathryn L. Leach
Kathryn L. Leach
Assistant General Counsel